Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-257691, 333-277481, 333-278469, and 333-279264 on Form S-3 and Nos. 333-239148, 333-264841, 333-268933, 333-277516, 333-281453, and 333-285359 on Form S-8 of our reports dated February 23, 2026, relating to the financial statements of Avidity Biosciences, Inc. and the effectiveness of Avidity Biosciences, Inc.’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
San Diego, California

February 23, 2026